GRAINGER MODIFIES STRUCTURE FOR GREATER FOCUS AND CONSISTENCY
Announces Executive Team Changes

CHICAGO, August 28, 2013 - Grainger (NYSE: GWW) today announced it modified its structure to provide greater focus and a more consistent integrated approach to pursue growth opportunities.

Grainger's newly formed Americas business will include Canada, the U.S., Mexico, Panama, Puerto Rico, Dominican Republic, Costa Rica, Colombia and Peru. This will be led by Court Carruthers, Senior Vice President and Group President, Americas. Carruthers previously served as Senior Vice President and President, Grainger, U.S.

Meanwhile, DG Macpherson, Senior Vice President and Group President, Global Supply Chain and International will lead Grainger's emerging operations, which include the company's high potential businesses in the large economies of Brazil, Europe and Asia, as well as its supply chain, company strategy and the single channel online business model the company currently operates in Japan and the U.S and plans to expand globally. Macpherson's prior role was Senior Vice President and President, Global Supply Chain and Company Strategy. These changes are effective immediately.

“Over the last year, we have brought greater focus to our company strategy, clarifying how we will compete - through both a multichannel model and online model - as well as where we will compete - including mature and growth markets,” said Chairman, President and Chief Executive Officer Jim Ryan. “These changes help position our business to win now and in the future by increasing our focus and driving more integration across the organization.”

As part of the changes, Mike Pulick, previously Senior Vice President and President, Grainger International, is leaving Grainger at the end of September to pursue a chief executive role. “Though it is difficult to say goodbye to such a talented leader as Mike, I am proud of his contributions across all aspects of Grainger's operations over the past 14 years and know he is now ready for a CEO role,” Ryan added. “I am committed to helping Mike achieve his goal and know he will be a great asset to his next company.”

W.W. Grainger, Inc., with 2012 sales of $9 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

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Contacts:

Media:	Investors:
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Grainger Media Relations Hotline	William Chapman
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Casey Darby
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